Exhibit 21.00

Bank of the Carolinas Corporation

List of Subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation or Organization

Bank of the Carolinas	North Carolina

Bank of the Carolinas Trust I	Delaware